EXHIBIT 99

April 24, 2006	FOR IMMEDIATE RELEASE
CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242 kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Substantial Increase in Quarterly Earnings
First Quarter 2006 Earnings of $.52 Per Share Significantly Ahead of First Quarter 2005 Earnings

Financial Highlights for the Quarter:

  Loans increased 6%, or $95 million, from December 31, 2005.
  Total deposits (excluding brokered and national certificates of deposit) increased 7%, or $60 million, from December 31, 2005.
  Net interest income increased significantly compared to the first quarter 2005.
  Commission revenue from investment, insurance and travel divisions rose 13% compared to the first quarter 2005.
  Deposit service charges and ATM fees increased 11% compared to the first quarter 2005.

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended March 31, 2006, were $.52 per diluted share ($7,196,000) compared to the $.24 per diluted share ($3,383,000, as restated) the company earned during the same quarter in the prior year. Excluding the effects of the Company's accounting change for certain interest rate swaps on prior year results, earnings for the quarter ended March 31, 2005, were $.46 per diluted share. In addition, for the three months ended March 31, 2006, accounting entries required under accounting standards governing the Company's interest rate derivatives decreased reported net income by $306,000, or $.02 per diluted share after taxes. Thus, excluding the effects of the Company's accounting for interest rate swaps, earnings per diluted share were $.54 for the quarter ended March 31, 2006. As reported in previous news releases, the Company expects all charges related to the restatement of interest rate swaps ($3.7 million after tax) to flow back into income (perhaps unevenly) over the remaining terms of the swaps.

In future periods, the Company anticipates that its interest rate swaps will continue to qualify for hedge accounting treatment so that the change in the fair value of the interest rate swap and the change in fair value of the related certificates of deposit will both be recorded in the financial statements. Consequently, only the net difference in the change in fair values of the swaps and the certificates of deposit will be recorded in net income. Assuming the interest rate swaps do qualify for hedge accounting treatment, previously reported earnings, excluding the effects of the restatement, may be more comparable to future results.

"In the first quarter, Great Southern experienced strong loan growth, primarily in commercial and residential construction lending, from customers in both our primary and loan production markets. Net interest income increased significantly from first quarter 2005, reflecting this loan growth and changes in the interest rate environment. Likewise, deposit growth was strong with increases primarily in interest bearing checking accounts and retail certificates of deposit," said Great Southern President and CEO Joseph W. Turner. "Commission revenue from our travel, investments and insurance divisions increased nicely for the quarter with a 13% increase over first quarter 2005, reflecting internal growth and growth from our travel acquisitions. Service charges and ATM fees rose 11% over the comparable quarter in 2005. We are pleased with our first quarter performance and appreciate the hard work of our associates, which made these positive results happen."

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For the three months ended March 31, 2006, return on average equity (ROAE) was 17.84%; return on average assets (ROAA) was 1.34%; and net interest margin (NIM) was 3.37%. The non-cash amortization of the prepaid broker fee to originate certificates of deposit (which was recorded as part of the accounting change in 2005) reduced net interest margin by .05% (from 3.42%).

Stockholders' equity at March 31, 2006, was $158.0 million (7.2% of total assets), equivalent to a book value of $11.51 per share.

Selected Financial Data and Non-GAAP Reconciliation:
       (Dollars in thousands)

	Three Months Ended March 31, 2006
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded
Net interest income	$16,632	$ (263)	$16,895
Provision for loan losses	1,325	--	1,325
Non-interest income	7,123	(208)	7,331
Non-interest expense	11,750	--	11,750
Provision for income taxes	3,484	165	3,649
Net income	$ 7,196	$ (306)	$ 7,502

	Three Months Ended March 31, 2005
	As Reported	Effect of Accounting Change for Interest Rate Swaps	Excluding Accounting Change for Interest Rate Swaps
Net interest income	$13,329	$ (1,801)	$15,130
Provision for loan losses	900	--	900
Non-interest income	2,897	(2,961)	5,858
Non-interest expense	10,562	--	10,562
Provision for income taxes	1,381	1,667	3,048
Net income	$3,383	$(3,095)	$6,478

	Three Months Ended March 31,
	2006		2005
	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share
Reported Earnings	$7,196	$.52	$3,383	$.24

Amortization of deposit broker origination fees (net of taxes)	171.01		142.01

Net change in fair value of interest rate swaps and related deposits (net of taxes)	135.01		2,953.21

Earnings excluding impact of hedge accounting entries	$7,502	$.54	$6,478	$.46

NET INTEREST INCOME

Including the impact of the accounting change for certain interest rate swaps (2005 results restated), net interest income for the first quarter of 2006 increased $3.3 million to $16,632,000 compared to $13,329,000 for the first quarter of 2005. Net interest margin was 3.37% in the quarter ended March 31, 2006, compared to 3.04% in the same period in 2005, an increase of 33 basis points.

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Excluding the impact of the accounting change for certain interest rate swaps, economically, net interest income for the first quarter of 2006 increased $1.8 million to $16,895,000 compared to $15,130,000 for the first quarter of 2005. Net interest margin excluding the effects of the accounting change was 3.42% in the quarter ended March 31, 2006, compared to 3.45% in the quarter ended March 31, 2005.

	Non-GAAP Reconciliation
	Three Months Ended March 31,
	2006		2005
	Dollars (000)%		Dollars (000)%
Net Interest Margin	$16,632	3.37%	$13,329	3.04%

Amortization of deposit broker origination fees	263.05		219.05

Interest rate swap net settlements	--	--	1,582.36

Net interest margin excluding impact of hedge accounting entries	$16,895	3.42%	$15,130	3.45%

For additional information on net interest income components, refer to "Average Balances, Interest Rates and Yields" table in this release. This table is prepared including the impact of the accounting changes for interest rate swaps.

NON-INTEREST INCOME

Non-interest income for the first quarter of 2006 was $7,123,000 compared with $2,897,000 for the first quarter 2005. The $4.2 million increase in non-interest income is primarily attributable to the effects of the accounting change for interest rate swaps on the prior period results. Non-interest income decreased $4.5 million in the three months ended March 31, 2005, and decreased $177,000 in the three months ended March 31, 2006, as a result of the change in the fair value of certain interest rate swaps. In addition, non-interest income for the first quarter of 2005 was also impacted by the reclassification of the net interest settlements on these swaps from net interest income to non-interest income. While this had no effect on total net income, non-interest income was increased by $1.6 million in the three months ended March 31, 2005. There was no reclassification of net interest settlements in the three months ended March 31, 2006. Excluding the effects of interest rate swap-related entries, non-interest income increased $1.4 million in the three months ended March 31, 2006, compared to March 31, 2005.

First quarter 2006 income from commissions from the Company's travel, insurance and investment divisions increased $297,000, or 13%, compared to the same period in 2005. Service charges on deposit accounts and ATM fees increased $320,000, or 11%, compared to the same period in 2005. Also in the quarter ended March 31, 2006, the Company experienced an increase in prepayment fees on loans of $535,000 compared to the same period in 2005. This was primarily the result of the early repayment of five unrelated loans with total fees of $532,000. Although the Company does receive prepayment fees from time to time, it is difficult to forecast when and in what amounts fees will be collected.

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NON-INTEREST EXPENSE

Non-interest expense for the first quarter 2006 was $11,750,000 compared with $10,562,000 for the first quarter of 2005. Non-interest expense increased $277,000 when comparing the first quarter 2006 to fourth quarter 2005 expenses of $11,473,000. The Company's efficiency ratio for the quarter ended March 31, 2006, was 49.46% compared to 65.09% in the same quarter in 2005. These efficiency ratios include the impact of the accounting change for certain interest rate swaps. Excluding the effects of accounting for interest rate swaps, the efficiency ratio for the first quarter 2006 was 48.50% compared to 50.32% in the same period in 2005. The Company's ratio of non-interest expense to average assets has remained very constant over these recent periods at approximately 2.20%.

	Non-GAAP Reconciliation
	Three Months Ended March 31,
	2006			2005
	Non-Interest Expense (000)	Revenue Dollars* (000)%		Non-Interest Expense (000)	Revenue Dollars* (000)%
Efficiency Ratio	$11,750	$23,755	49.46%	$10,562	$16,226	65.09%
Amortization of deposit broker origination fees	--	263	(.54)	--	1,801	(5.59)
Net change in fair value of interest rate swaps and related deposits	--	208	(.42)	--	2,961	(9.18)
Efficiency ratio excluding impact of hedge accounting entries	$11,750	$24,226	48.50%	$10,562	$20,988	50.32%

* Net interest income plus non-interest income.

The Company's increase in non-interest expense in the first quarter of 2006 compared to the same period in 2005 related to the continued growth of the Company. During the latter half of 2005, Great Southern completed its acquisition of three bank branches in central Missouri, acquired a Columbia, Mo.-based travel agency, and opened a banking center in Republic, Mo. In the first quarter 2006, Great Southern acquired a travel agency in Lee's Summit, Mo., and established a new loan production office in Columbia, Mo. As a result, in the three months ended March 31, 2006, compared to the three months ended March 31, 2005, non-interest expenses increased $398,000 related to the ongoing operations of these entitities. In addition to these acquisitions and new office, the Company expanded the loan production office in St. Louis and added lending and lending support personnel in the Springfield market. Consistent with many other employers, the cost of health insurance premiums and other benefits for the Company continues to rise and added $300,000 in expenses in the first quarter of 2006 compared to the same quarter in 2005.

During the quarter ended March 31, 2006, the Company also recorded expenses of $114,000, or $.01 per diluted share, related to the cost of stock options previously granted by the Company.

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ASSET QUALITY

As a result of continued growth in the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate. Non-performing assets at March 31, 2006, were $23.2 million, up $6.4 million from December 31, 2005. Non-performings as a percentage of total assets were 1.06% at March 31, 2006. Compared to December 31, 2005, non-performing loans increased $5.9 million to $22.1 million while foreclosed assets increased $530,000 to $1.1 million. Commercial real estate, construction and business loans comprised $20.9 million, or 95%, of the total $22.1 million of non-performing loans at March 31, 2006. The increase in non-performing loans during the quarter ended March 31, 2006, was primarily due to the addition of one $3.2 million loan relationship and the increase by $4.8 million of one loan relationship (now totaling $6.2 million) to the non-performing category. This increase was partially offset by the repayment of one $640,000 relationship which was included in non-performing assets at December 31, 2005, and the reduction of another relationship by $1.1 million through the sale of a portion of the assets securing the debt, resulting in a remaining relationship total of $963,000 at March 31, 2006. Five additional significant loan relationships were previously included in Non-performing Loans and remained there at March 31, 2006. These relationships are described more fully in the December 31, 2005, Annual Report on Form 10-K.

The $3.2 million loan relationship was placed in the Non-performing Loans category during the quarter ended March 31, 2006. At December 31, 2005, this relationship was included in the Potential Problem Loans category and was described more fully in the December 31, 2005, Annual Report on Form 10-K. This relationship is secured by a motel and additional real estate collateral.

The $6.2 million relationship was discussed in the December 31, 2005 Annual Report on Form 10-K, where $1.5 million was included in the Non-performing Loans category and $6.2 million was included in the Potential Problem Loans category. This relationship is secured by an office building, vacant land, developed and undeveloped residential subdivisions, houses under construction and houses used as rental property. The Company determined that the transfer of this portion of the relationship to the Non-performing Loans category was warranted due to continued deterioration of payment performance. During the three months ended March 31, 2006, the Company recorded a charge-off of $283,000 on this relationship. In addition, subsequent to March 31, 2006, the borrower sold some of the commercial real estate and subdivision lots. The proceeds of these sales will be used to reduce loan balances.

Potential problem loans decreased $6.8 million during the three months ended March 31, 2006, from $18.4 million at December 31, 2005, to $11.6 million at March 31, 2006. Potential problem loans are loans which management has identified through routine internal review procedures as having possible credit problems which may cause the borrowers difficulty in complying with current repayment terms. These loans are not reflected in the non-performing assets. Potential problem loans decreased primarily due to the transfer to the non-performing loan category of the two unrelated loan relationships previously described.

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq National Market System under the symbol "GSBC". The last sale of GSBC stock in the quarter ended March 31, 2006, was $28.88.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 35 banking centers and 170 ATMs throughout southwest and central Missouri. The Company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., Columbia, Mo., and St. Louis.

www.greatsouthernbank.com

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When used in this press release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in Great Southern Bancorp's ("Company") market area, changes in policies by regulatory agencies, fluctuations in interest rates, the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three months ended March 31, 2006 and 2005 are not necessarily indicative of the results of operations, which may be expected for any future period.

Selected Financial Condition Data:	March 31,	December 31,
	2006	2005
	(Dollars in thousands)
Total assets	$2,190,488	$2,081,155
Loans receivable, gross	1,632,314	1,536,595
Allowance for loan losses	25,223	24,549
Foreclosed assets, net	1,125	595
Available-for-sale securities, at fair value	383,979	369,316
Held-to-maturity securities, at amortized cost	1,510	1,510
Deposits	1,606,817	1,550,253
Total borrowings	397,591	355,052
Stockholders' equity	157,955	152,802
Non-performing assets	23,196	16,805

	Three Months Ended		Three Months Ended
	March 31,		December 31,
Selected Operating Data:	2006	2005	2005
	(Dollars in thousands)
Interest income	$34,197	$25,001	$32,032
Interest expense	17,565	11,672	16,077
Net interest income	16,632	13,329	15,955
Provision for loan losses	1,325	900	1,175
Noninterest income	7,123	2,897	2,870
Noninterest expense	11,750	10,562	11,473
Provision for income taxes	3,484	1,381	1,025
Net income	$7,196	$3,383	$5,152

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2006	2005	2005
Per Common Share:
Net income (fully diluted)	$.52	$.24	$.37
Period End Book value	$11.51	$10.26	$11.13

Earnings Performance Ratios:
Annualized return on average assets	1.34%	.72%	1.00%
Annualized return on average stockholders' equity	17.84%	9.44%	13.18%
Net interest margin	3.37%	3.04%	3.27%
Average interest rate spread	2.91%	2.70%	2.82%
Efficiency ratio	49.46%	65.09%	60.95%
Non-interest expense to average total assets	2.20%	2.21%	2.24%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.54%	1.73%	1.59%
Non-performing assets to period-end assets	1.06%	.50%	.81%
Non-performing loans to period-end loans	1.35%	.57%	1.05%
Annualized net charge-offs to average loans	.16%	.11%	.17%

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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands, except number of shares)

	March 31, 2006 (Unaudited)	December 31, 2005

ASSETS
Cash	$ 113,111	$ 116,578
Interest-bearing deposits in other financial institutions	747	1,154
Cash and cash equivalents	113,858	117,732
Available-for-sale securities	383,979	369,316
Held-to-maturity securities	1,510	1,510
Mortgage loans held for sale	1,215	2,124
Loans receivable, net of allowance for loan losses of $25,223 - March 2006; $24,549 - December 2005	1,607,091	1,512,046
Interest receivable	12,177	10,841
Prepaid expenses and other assets	14,316	13,266
Foreclosed assets held for sale, net	1,125	595
Premises and equipment, net	27,528	27,265
Goodwill and other intangible assets	1,390	1,402
Investment in Federal Home Loan Bank stock	12,732	11,857
Deferred income taxes	13,567	13,201
Total Assets	$2,190,488	$2,081,155

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$1,606,817	$1,550,253
Federal Home Loan Bank advances	193,098	203,435
Short-term borrowings	186,688	133,558
Subordinated debentures issued to capital trust	17,805	18,059
Accrued interest payable	5,032	4,615
Advances from borrowers for taxes and insurance	530	233
Accounts payable and accrued expenses	22,024	17,494
Income taxes payable	539	706
Total Liabilities	2,032,533	1,928,353

Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value; authorized 1,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2006 - 13,727,831 shares; December 2005 - 13,722,801 shares.	137	137
Additional paid-in capital	17,968	17,781
Retained earnings	143,919	138,921
Accumulated other comprehensive income:
Unrealized loss on available-for-sale securities, net of income taxes	(4,069)	(4,037)
Total Stockholders' Equity	157,955	152,802
Total Liabilities and Stockholders' Equity	$2,190,488	$2,081,155

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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	THREE MONTHS ENDED March 31,
	2006	2005
	(Unaudited)
INTEREST INCOME
Loans	$29,801	$20,945
Investment securities and other	4,396	4,056
TOTAL INTEREST INCOME	34,197	25,001
INTEREST EXPENSE
Deposits	13,757	8,625
Federal Home Loan Bank advances	2,032	1,756
Short-term borrowings	1,491	1,081
Subordinated debentures issued to capital trust	285	210
TOTAL INTEREST EXPENSE	17,565	11,672
NET INTEREST INCOME	16,632	13,329
PROVISION FOR LOAN LOSSES	1,325	900
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,307	12,429
NONINTEREST INCOME
Commissions	2,542	2,245
Service charges and ATM fees	3,312	2,992
Net realized gains on sales of loans	213	175
Net realized gains (losses) on sales of available-for-sale securities	-	(20)
Net gain (loss) on sales of fixed assets	149	(12)
Late charges and fees on loans	779	244
Change in interest rate swap fair value net of change in hedged deposit fair value	(177)	-
Change in interest rate swap fair value	-	(4,543)
Interest rate swap net settlements	-	1,582
Other income	305	234
TOTAL NONINTEREST INCOME	7,123	2,897
NONINTEREST EXPENSE
Salaries and employee benefits	6,981	6,149
Net occupancy and equipment expense	1,931	1,643
Postage	527	458
Insurance	212	224
Advertising	253	256
Office supplies and printing	213	210
Telephone	340	264
Legal, audit and other professional fees	241	334
Expense on foreclosed assets	(35)	149
Other operating expenses	1,087	875
TOTAL NONINTEREST EXPENSE	11,750	10,562
INCOME BEFORE INCOME TAXES	10,680	4,764
PROVISION FOR INCOME TAXES	3,484	1,381
NET INCOME	$7,196	$3,383
BASIC EARNINGS PER COMMON SHARE	$.52	$.25
DILUTED EARNINGS PER COMMON SHARE	$.52	$.24
DIVIDENDS DECLARED PER COMMON SHARE	$.14	$.12

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Average Balances, Interest Rates and Yields

             The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $626,000 and $385,000 for the periods ended March 31, 2006 and 2005, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	Three Months Ended March 31, 2006			Three Months Ended March 31, 2005
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	$176,371	$2,877	6.61%	$172,707	$2,280	5.36%
Other residential	98,934	1,997	8.18	118,702	2,003	6.84
Commercial real estate	457,945	8,590	7.61	464,795	7,068	6.17
Construction	543,466	10,734	8.01	329,150	5,013	6.18
Commercial business	99,661	1,996	8.12	104,308	1,634	6.35
Other loans	139,528	2,487	7.23	130,136	2,206	6.88
Industrial revenue bonds	67,573	1,120	6.72	46,610	741	6.45

Total loans receivable	1,583,478	29,801	7.63	1,366,408	20,945	6.22

Investment securities and other interest-earning assets	419,896	4,396	4.25	411,594	4,056	4.00

Total interest-earning assets	2,003,374	34,197	6.92	1,778,002	25,001	5.70
Noninterest-earning assets:
Cash and cash equivalents	101,216			84,759
Other non-earning assets	38,219			23,505
Total assets	$2,142,809			$1,886,266

Interest-bearing liabilities:
Interest-bearing demand and savings	$ 448,956	3,190	2.88	$ 376,432	1,602	1.73
Time deposits	965,717	10,567	4.44	806,569	7,023	3.53
Total deposits	1,414,673	13,757	3.94	1,183,001	8,625	2.96
Short-term borrowings	148,499	1,491	4.07	170,345	1,081	2.57
Subordinated debentures issued to capital trust	17,989	285	6.43	18,559	210	4.59
FHLB advances	193,764	2,032	4.25	206,031	1,756	3.46

Total interest-bearing liabilities	1,774,925	17,565	4.01	1,577,936	11,672	3.00
Noninterest-bearing liabilities:
Demand deposits	182,154			153,135
Other liabilities	24,357			11,894
Total liabilities	1,981,436			1,742,965
Stockholders' equity	161,373			143,301
Total liabilities and stockholders' equity	$2,142,809			$1,886,266
Net interest income:
Interest rate spread		$16,632	2.91%		$13,329	2.70%
Net interest margin*			3.37%			3.04%
Average interest-earning assets to average interest-bearing liabilities	112.9%			112.7%

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*Defined as the Company's net interest income divided by total interest-earning assets.

END